Exhibit 99.1

FOR IMMEDIATE RELEASE

Homeowners Choice Reports Results for 2012 Fourth Quarter and Full Year

Tampa, Fla. – Mar. 5, 2013 – Homeowners Choice, Inc. (NYSE: HCI), a Florida-based insurance holding company, reported its financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 - Financial Results

Income available to common stockholders in the fourth quarter of 2012 totaled $13.1 million or $1.19 diluted earnings per common share, compared with $4.6 million or $0.62 diluted earnings per common share in the fourth quarter of 2011.

Gross premiums earned in the fourth quarter of 2012 increased 44.8% to $72.0 million from $49.8 million in the same year-ago period. The increase was primarily due to policies acquired from Citizens Property Insurance Corporation in November 2012.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the fourth quarter of 2012 increased 38.3% to $49.6 million from $35.8 million in the same year-ago period. Premiums ceded in the fourth quarter of 2012 were 31.2% of the company’s gross premiums earned, compared with 28.0% during the same year-ago period.

Net investment income in the fourth quarter of 2012 was $109,000 compared with $504,000 in the same year-ago period. The decrease was primarily due to operating losses incurred by certain of the company’s real estate investments.

Losses and loss adjustment expenses in the fourth quarter of 2012 were $15.9 million compared with $16.9 million in the same year-ago period.

Policy acquisition and other underwriting expenses in the fourth quarter of 2012 were $6.2 million compared with $7.6 million in the comparable period in 2011. The decrease was primarily the result of the minimal acquisition costs related to the November 2012 Citizens assumption transaction, which was not subject to commission. Other operating expenses, which include a variety of general and administrative costs, totaled $7.7 million in the fourth quarter of 2012 compared with $4.1 million in Q4 2011.

Fourth Quarter 2012 - Financial Ratios

The company’s loss ratio for the fourth quarter of 2012 (defined as loss and loss adjustment expenses related to net premiums earned) was 32.1% compared with 47.1% in the fourth quarter of 2011.

The expense ratio applicable to the fourth quarter of 2012 (defined as policy acquisition and other underwriting expenses plus compensation, employee benefits and other operating expenses related to net premiums earned) was 28.4% compared with 32.5% in the fourth quarter of 2011.

Expressed as the total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 60.6% for the fourth quarter of 2012 compared with 79.7% in the same period in 2011.

Full Year 2012 - Financial Results

Income available to common stockholders for 2012 totaled $29.8 million or $3.02 diluted earnings per common share compared with $9.1 million or $1.34 diluted earnings per common share for 2011.

Gross premiums earned in 2012 increased 62.7% to $233.6 million from $143.6 million in 2011. The increase was primarily related to additional premiums in 2012 on the renewal of policies assumed from HomeWise Insurance Company in November 2011 combined with policies assumed from Citizens in November 2012.

Net premiums earned for 2012 increased 79.0% to $157.7 million from $88.1 million in 2011. Premiums ceded for 2012 were 32.5% of the company’s gross premiums earned compared with 38.7% during 2011. The ratio decreased because the November 2011 and 2012 assumptions occurred late in Florida’s hurricane season, requiring minimal reinsurance coverage for the remainder of the 2012 reinsurance contract year.

Net investment income for 2012 was $980,000 compared with $2.1 million in 2011.

Losses and loss adjustment expenses in 2012 were $66.3 million compared with $48.2 million in the same year-ago period. Losses and loss adjustment expenses in 2012 included approximately $3.5 million related to case reported claims from Tropical Storm Debby and Tropical Storm Isaac, which occurred in June and August 2012.

Policy acquisition and other underwriting expenses for 2012 were $25.9 million compared with $18.1 million for 2011. Other operating expenses totaled $21.1 million in 2012 compared with $11.0 million in 2011.

Full Year 2012 - Financial Ratios

The company’s loss ratio applicable to 2012 was 42.1% compared with 54.8% in 2011.

The expense ratio applicable to 2012 was 29.9% compared with 33.1% in the same period in 2011.

The combined loss and expense ratio to net premiums earned in 2012 was 72.0% compared with 87.9% in the same period in 2011.

Management Commentary

“2012 was a good year for our company,” said Paresh Patel, Homeowners Choice chairman and chief executive officer. “We achieved 30 percent growth in policy count and record earnings. Our policy growth was fueled primarily by the 2011 HomeWise and 2012 Citizens assumption transactions. Most important, we achieved growth while maintaining diligent underwriting standards. Our balance sheet remains strong with $230 million in cash and cash equivalents at year end.”

Conference Call

Homeowners Choice will hold a conference call later today (March 5, 2013) to discuss these financial results. The company’s chairman and chief executive officer, Paresh Patel, and chief financial officer, Richard Allen, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

The conference call will be broadcast live at www.ir-site.com/hcpci/events.asp and will be available for replay until June 6, 2013.

Those who wish to participate on the conference call, please contact Jay Madhu, Homeowners Choice vice president of investor relations, at 813-405-3660 or jmadhu@hcpci.com.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes before the scheduled start time:

Toll-Free Number: 877-407-9210

International Number: 201-689-8049

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. The company’s common shares and 8% senior notes trade on the New York Stock Exchange under the ticker symbols “HCI” and “HCJ.” Its common shares are included in the Russell 2000 Index. Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” More information about Homeowners Choice is available at www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Jay Madhu, V.P. of Investor Relations

Homeowners Choice, Inc.

Tel (813) 405-3660

jmadhu@hcpci.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	At December 31, 2012	At December 31, 2011
	(Unaudited)
Assets

Fixed-maturity securities, available-for-sale, at fair value	$35,953	35,788
Equity securities, available-for-sale, at fair value	8,876	4,061
Time deposits	—	12,427
Other investments	16,087	6,483

Total investments	60,916	58,759
Cash and cash equivalents	230,214	100,355
Accrued interest and dividends receivable	375	408
Premiums and reinsurance receivable	10,642	13,909
Prepaid reinsurance premiums	9,112	14,169
Deferred policy acquisition costs	10,032	12,321
Property and equipment, net	10,853	10,499
Goodwill	—	161
Deferred income taxes	3,848	2,368
Other assets	2,296	1,869

Total assets	$338,288	214,818

Liabilities and Stockholders’ Equity

Losses and loss adjustment expenses	41,168	27,424
Unearned premiums	154,249	108,677
Advance premiums	4,029	2,132
Assumed reinsurance balances payable	1,377	—
Accrued expenses	3,041	3,478
Dividends payable	42	218
Income taxes payable	8,813	4,956
Other liabilities	4,316	4,103

Total liabilities	217,035	150,988

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 241,182 and 1,247,700 shares issued and outstanding in 2012 and 2011, respectively	—	—
Preferred stock (no par value, 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common stock (no par value, 40,000,000 shares authorized, 10,877,537 and 6,202,485 shares issued and outstanding in 2012 and 2011, respectively)	—	—
Additional paid-in capital	63,875	29,636
Retained income	55,758	33,986
Accumulated other comprehensive income	1,620	208

Total stockholders’ equity	121,253	63,830

Total liabilities and stockholders’ equity	$338,288	214,818

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Revenue

Gross premiums earned	$72,028	49,751	$233,607	143,606
Premiums ceded	(22,464)	(13,918)	(75,939)	(55,525)

Net premiums earned	49,564	35,833	157,668	88,081

Net investment income	109	504	980	2,061
Policy fee income	371	160	2,538	1,438
Realized investment gains (losses)	250	(126)	276	290
Gain on bargain purchase	—	—	179	936
Other	783	195	1,424	1,003

Total revenue	51,077	36,566	163,065	93,809

Expenses

Losses and loss adjustment expenses	15,928	16,886	66,310	48,243
Policy acquisition and other underwriting expenses	6,240	7,557	25,930	18,129
Goodwill impairment loss	161	—	161	—
Other operating expenses	7,683	4,100	21,084	11,032

Total expenses	30,012	28,543	113,485	77,404

Income before income taxes	21,065	8,023	49,580	16,405

Income taxes	7,964	3,227	19,423	6,441

Net income	$13,101	4,796	$30,157	9,964

Preferred stock dividends	(36)	(218)	(322)	(815)

Income available to common stockholders	$13,065	4,578	$29,835	9,149

Basic earnings per common share	$1.27	0.74	$3.45	1.49

Diluted earnings per common share	$1.19	0.62	$3.02	1.34

Dividends per common share	$0.33	0.23	$0.88	0.53

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